CENTRAL MINERA CORP.
(a Development Stage Company)
P.O. Box 93038, Caulfeild Village R.P.O.
West Vancouver, British Columbia, V7W 3G4
(604) 687-6191 (604) 648-8341 fax

MANAGEMENT DISCUSSION AND ANALYSIS
Dated February 15, 2006

The following discussion of the results of operations of the Company for the quarter ending December 31, 2005, should be read in conjunction with the Company’s Audited Financial Statements and accompanying notes for the year ended June 30, 2005.

Management’s discussion and analysis contains forward-looking statements, including statements regarding the business and anticipated financial performance of the company. These statements are not guarantees of the company’s future performance and are subject to risk uncertainties and other important factors, which could cause a corporation’s actual performance to be different from that projected. Given the uncertainties associated with forward-looking information, the reader should not place undue reliance on the forward-looking information.

Overall Performance

The Company is engaged in the business of resource exploration. Currently the Company has an indirect interest in only one property. The Company has no history of earnings or cash flow from operations.

Selected Annual Information

The following information is derived from the Company’s financial statements for each of the three most recently completed financial years:

	June 30, 2005	June 30, 2004	June 30, 2003
Net Sales or Total Revenue	nil	70	118,245

Income or (Loss) before discontinued or extraordinary items - total	(142,089)	(137,273)	(185,888)
- per share undiluted	(0.01)	(0.01)	(0.01)
- per share diluted	(0.01)	(0.01)	(0.01)

Total Income or (Loss) - total	(142,089)	(137,273)	(185,888)
- per share undiluted	(0.01)	(0.01)	(0.01)
- per share diluted	(0.01)	(0.01)	(0.01)

Total Assets	67,383	175,990	95,336

Total Long-term financial liabilities	nil	Nil	nil

Cash dividends declared per share	nil	Nil	nil

Shareholders’ Equity	12,349	154,438	71,127

Results of Operations

The following discussion should be read in conjunction with the Financial Statements and Notes thereto included elsewhere herein. The Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). These principles, as applied to the Company, differ in some respects from those generally accepted in the United States (“U.S. GAAP”). For a comparison of the difference between Canadian GAAP and U.S. GAAP, see Note 10 to the Financial Statements of the Company. All dollar amounts herein are expressed as US dollars unless otherwise indicated.

The Company is a pre-exploratory stage company engaged in the business of mineral exploration and, if warranted, the development of precious metal properties. Currently the Company has an indirect interest in one company that has claims in Nevada. The Company has no history of earnings or cash flow from operations. Historically, the only source of funds availably to the Company is through (i) the sale of its equity shares or (ii) borrowings. Even is the results of future exploration programs are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercial deposit may exist on any of its properties. There is no assurance that funds will be available for operations.

2nd Quarter 2005 compared to Fiscal 2nd Quarter 2004

During the quarter ended December 31, 2005 (“2nd Quarter 2005”), the Company incurred a loss of $36,516 compared with a loss of $44,305 for the quarter ended December 31, 2004 (“2nd Quarter 2004”). The Company incurred administrative expenses of $35,506 in 2nd Quarter 2005 as compared with $44,604 in 2nd Quarter 2004. The difference is attributable to a reduction in legal fees of $4,675 and a reduction in accounting and audit fees of $2,305 for 2nd Quarter 2005 as compared to 2nd Quarter 2004

Summary of Quarterly Results

The following information is provided for each of the Company’s eight most recently completed quarters.

Quarter Ending	Revenue		Net Earnings (Loss)
		$	Per Share	Diluted per share
December 31, 2005	NIL	(36,516)	(0.01)	(0.01)

September 30, 2005	NIL	(24,679)	(0.01)	(0.01)

June 30, 2005	NIL	(34,854)	(0.01)	(0.01)

March 31, 2005	NIL	(33,581)	(0.01)	(0.01)

December 31, 2004	NIL	(44,305)	(0.01)	(0.01)

September 30, 2004	NIL	(29,349)	(0.01)	(0.01)

June 30, 2004	NIL	(41,455)	(0.01)	(0.01)

March 31, 2004	NIL	(26,889)	(0.01)	(0.01)

December 31, 2003	NIL	(41,464)	(0.01)	(0.01)

Presently there are no meaningful trends evident from analysis of the summary of quarterly financial information over the last eight quarters. The Company’s operating expenses are variable and dependent upon the degree of activities or projects undertaken during a period.

Liquidity

On December 31, 2005 the Company had working capital of $64,671 as compared to working capital of $79,613 as at December 31, 2004. As none of the Company’s mineral properties have advanced to the commercial production stage and it has no history of earnings or cash flow from operations, the Company relies on the sale of its equity shares for its source of funds.

During the fiscal period ended December 31, 2005 the Company completed a non-brokered private placement of 2,855,455 subordinate voting shares at a price of US$0.04 per share for gross proceeds of US$114,287. Proceeds of the private placement will be used for general working capital purposes.

During the fiscal year ended June 30, 2004, the Company completed a private placement of 1,200,000 Units at a price of $0.05 per Unit for gross proceeds of $60,000. Each Unit consisted of one Subordinate Voting Share in the capital of Central Minera Corp. and one warrant entitling the holder to acquire one additional Subordinate Voting Share at a price of $0.10 until February 13, 2006. In addition, 3,211,670 warrants were exercised prior to their expiry date of May 30, 2004 for gross proceeds of $160,584. 1,605,835 Subordinate Voting Shares were issued to the holders under the terms of the warrants. 2,791,670 warrants expired without being exercised.

The Company has been successful in the past in acquiring capital through sales of its equity shares. There is no assurance that these sources will continue to be available in the future.

Transactions with Related Parties

The Company paid consulting fees in the amount of $38,353 (Cdn $45,000) to First Fiscal Management Ltd., a company controlled by Michael Cytrynbaum.

Second Quarter

The Directors of Central Minera Corp. (“Central Minera”) have been advised that the United States Bureau of Land Management (the “BLM”) has launched a challenge to the legality of the 264 unpatented placer mining claims (the “Cactus Claims”) held by Cactus Gold Corp. (“Cactus”) and located in Clark County, Nevada. Cactus is a private Nevada corporation controlled, directly or indirectly, by Mr. Chuck Ager, in which Central Minera holds a 14.75% minority interest.

Central Minera has been advised that the BLM alleges that Cactus Claims were not located in good faith, but instead, through the fraudulent use of so-called “dummy locators”, for the benefit and use of Charles Ager.
As a minority shareholder in Cactus, Central Minera is not a party to the claim contest and does not have direct access to all of the information concerning Cactus’s defense of the BLM proceedings. The Board of Directors has, however, retained counsel in Nevada to monitor and review the proceedings on its behalf and to advise it as to its options if the BLM prevails.

Subsequent Events

On February 13, 2006, 1,200,000 share purchase warrants expired.

Disclosure of Outstanding Share Data

The Company’s authorized share capital consists of 3,000,000 Variable Multiple Voting Shares and unlimited Subordinate Voting Shares. Of these, as at December 31, 2005 the following were issued and outstanding:

27,824,972 3,000,000	Subordinate Voting Shares Variable Multiple Voting Shares

There were 1,200,000 warrants outstanding as at December 31, 2005. These warrants expire on February 13, 2006 and are exercisable at $0.10 per share. Subsequent to the quarter end, all 1,200,000 warrants expired without being exercised.

As at December 31, 2005 there were 300,000 options outstanding. These options expire on December 31, 2006 and are exercisable at $0.20 per share.

Approval

The Board of Directors of the Company has approved the disclosure contained in this Interim Management Discussion and Analysis. A copy of this Annual Management Discussion and Analysis will be provided to anyone who requests it.

Additional Information

Additional information relating to the Company in on SEDAR at www.sedar.com.